EXHIBIT 10.2
JUNIPER NETWORKS, INC.
CHANGE OF CONTROL AGREEMENT
This Change of Control Agreement (the “Agreement”) is made and entered into by and between ___________ (the “Employee”) and Juniper Networks, Inc., a Delaware Corporation (the “Company”), effective on the last date signed below.
RECITALS
1.    It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
2.    The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
3.    The Board believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
4.    Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.    Term of Agreement. This Agreement shall terminate upon the later of (i) January 1, 2016 or (ii) if a Change of Control has occurred on or before January 1, 2016 (or if a definitive agreement relating to a Change in Control has been signed by the Company on or before January 1, 2016 and the closing of that transaction occurs on or before October 1, 2016), the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.    At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement, or as may otherwise be available in accordance with the Company’s established employee plans.
3.    Severance Benefits.
(a)    Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following a Change of Control Period. If (i) between the date that is four (4) months following a Change of Control and the date that is twelve (12) months following a Change of Control the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), provided however, that the grounds for Good Reason may arise at anytime within the twelve (12) months following the Change of Control, or (ii) within twelve (12) months following a Change of Control the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than “Cause” (as defined herein), and the Employee signs and does not revoke a release of claims with the Company, in substantially the form attached hereto as Exhibit A, but which may be updated to reflect changes in law and regulations (the “Release”), then the Employee shall receive the following severance from the Company:
(i)    Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to 100% of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination, whichever is greater) plus 100% of the Employee’s target bonus for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater).
(ii)    Equity Compensation Acceleration. One hundred percent (100%) of Employee’s then unvested outstanding stock options, stock appreciation rights, performance shares, restricted stock units and other Company equity compensation awards (the “Equity Compensation Awards”) that vest based on time (such as an option that vests 25% on the first anniversary of grant and 1/48th monthly thereafter) shall immediately vest and became exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse). With respect to Equity Compensation Awards that vest wholly or in part based on factors other than time, such as performance (whether individual or based on external measures such as Company performance, market share, stock price, etc.), (i) any portion for which the measurement or performance period or performance measures have been completed and the resulting quantities have been determined or calculated, shall immediately vest and become exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse) and (ii) the remaining portions shall immediately vest and become exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse) in an amount equal to the number that would be calculated if the performance measures were achieved at the target level (for example, if the employee were granted 300 three-year performance shares, where (a) the amount that can be earned is determined each year based on performance against annual performance targets but the entire amount vests at the end of the three years based upon continued service, and (b) at target performance levels the employee could earn 1/3 of the amount each year and (c) the first year had been completed and the performance resulted in a calculation that 85 shares were earned and (d) the employee is terminated prior to the completion of year 2, then the amount that would vest and become immediately exercisable would be 285 shares -- representing the 85 shares calculated for year 1 and the target amount of 100 shares for each of year 2 and year 3); provided however, that if there is no “target” number, then the number that vest shall be 100% of the amounts that could vest with respect to that measurement period. Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Employee’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.
(iii)    Continued Employee Benefits Payment. In lieu of continuation of benefits, Employee shall receive $36,000 (whether or not Employee elects COBRA).
(b)    Timing of Severance Payments.
(i)    Payment Timing. One half of the severance payment to which Employee is entitled shall be paid by the Company to Employee in cash on the 53rd calendar day after Employee’s termination of employment, subject to any delay required to avoid additional taxation under Internal Revenue Code Section 409A and the final regulations and any guidance promulgated thereunder (“Section 409A”). The other half of the severance payment to which Employee is entitled shall be paid by the Company to Employee in cash on the first payroll date that is on or after six months and one day following Employee’s termination of employment. If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.
(ii)    Release Effectiveness. The receipt of any severance pursuant to Section 3(a) will be subject to Employee signing and not revoking the Release and further subject to the Release becoming effective within fifty-two (52) days following Employee’s termination of employment.
(c)    Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company terminates (i) voluntarily by the Employee other than for Good Reason, or (ii) for Cause by the Company, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the

Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
(d)    Termination Outside of Change of Control Period. In the event the Employee’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, or if the Employee terminates for Good Reason within four months after a Change in Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
(e)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death) or resignation, then the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(ii)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
(iii)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.
(iv)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.
4.    Conditional Nature of Severance Payments and Benefits.
(a)    Noncompete. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Employee’s employment with the Company, it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to receive the severance benefits set forth in Section 3(a) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business in Competition (as defined herein) with Company. Notwithstanding the foregoing, Employee may, without violating this Section 4, own, as a passive investment, shares of capital stock of a corporation or other entity that engages in Competition where the number of shares of such corporation’s capital stock that are owned by Employee represent less than three percent of the total number of shares of such entity’s capital stock outstanding.
(b)    Non-Solicitation. Until the date twelve (12) months after the termination of Employee’s employment with the Company for any reason, Employee agrees and acknowledges that Employee’s right to receive the severance payments set forth in Section 3(a) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee neither directly nor indirectly soliciting, inducing, recruiting or encouraging an employee to leave his or her employment either for Employee or for any other entity or person with which or whom Employee has a business relationship.
(c)    Understanding of Covenants. Employee represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.
(d)    Remedy for Breach. Upon any breach of this section by Employee, all severance payments and benefits pursuant to this Agreement shall immediately cease and any stock options or stock appreciation rights then held by Employee shall immediately terminate and be without further force and effect, and Employee shall return all of the consideration paid by the Company under this Section 3 and remit any shares subject to Equity Compensation Awards or shares purchased under stock options or stock appreciation rights to the extent that such Equity Compensation Awards, stock options or stock appreciation rights had their vesting accelerated under Section 3 above (or the profits from the sale of such shares if they are or have been sold).
5.    Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be:
(i)    delivered in full, or
(ii)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5 will be made in writing by a national “Big Four” accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction in payments and/or benefits required by this Section 5 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced.
6.    Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)    Cause. “Cause” shall mean:
(i)    an act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee; or
(ii)    Employee being convicted of, or pleading nolo contendere to a felony; or
(iii)    a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company; or
(iv)    following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.
(b)    Change of Control. “Change of Control” means the occurrence of any of the following events:
(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or
(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Section 6(b), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A.
(c)    Competition. means the development, marketing or sale of networking equipment or network security software or products in the United. For the avoidance of doubt, Competition includes, but is not limited to, Cisco Systems, Huawei, Alcatel-Lucent, Check Point Software, Palo Alto Networks, Aruba, Hewlett-Packard, and Brocade Communications Systems, Inc.
(d)    Disability. “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
(e)    Good Reason. “Good Reason” means Employee’s termination of employment following the expiration of any cure period (discussed below) following the occurrence, without Employee’s express written consent, of one or more of the following:
(i)    a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the subsidiary or business unit substantially containing the Company’s business following a Change of Control) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason”; or
(ii)    a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; or
(iii)    a reduction by the Company in the base compensation or total target cash compensation of the Employee as in effect immediately prior to such reduction; or
(iv)    a material reduction by the Company in the kind or level of benefits to which the Employee was entitled immediately prior to such reduction with the result that such Employee’s overall benefits package is significantly reduced; or
(v)    the relocation of the Employee to a facility or a location more than forty (40) miles from such Employee‘s then present location.
Employee will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.
7.    Successors.
(a)    The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)    The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8.    Notice.
(a)    General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
(b)    Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason or Disability or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Disability shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.
9.    Miscellaneous Provisions.
(a)    No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
(b)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.
(e)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.
(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(h)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	JUNIPER NETWORKS, INC.
By:
Name:
Title:
Date:

EMPLOYEE
Name:
Date:

EXHIBIT A
JUNIPER NETWORKS, INC.
RELEASE OF CLAIMS
This Release of Claims (“Agreement”) is made by and between Juniper Networks, Inc. (the “Company”) and __________________ (“Employee”).
WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the change of control agreement by and between Company and Employee (the “Change of Control Agreement”).
NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the parties hereby agree as follows:
1.    Termination. Employee’s employment from the Company terminated on ________________ (the “Termination Date”).
2.    Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company. Employee shall return all the Company property and confidential and proprietary information in Employee’s possession to the Company on the Effective Date of this Agreement.
3.    Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.
4.    Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of Employee, and Employee’s respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,
(a)    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
(b)    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d)    any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment

Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;
(e)    any and all claims for violation of the federal, or any state, constitution;
(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g)    any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Employee under the Management Retention Agreement. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.
5.    Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has at least twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.
6.    Civil Code Section 1542. Employee represents that Employee is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that Employee has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee, being aware of said code section, agrees to expressly waive any rights Employee may have under such code section, as well as under any statute or common law principles of similar effect.
7.    No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to in this Agreement. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
8.    Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

9.    No Cooperation. Employee agrees that Employee will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.
10.    No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.
11.    Costs. The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
12.    Authority. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.
13.    No Representations. Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.
14.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
15.    Entire Agreement. This Agreement, along with the Employee’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.
16.    No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chairman of the Board of Directors of the Company.
17.    Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.
18.    Effective Date. This Agreement is effective eight (8) days after it has been signed by both parties.
19.    Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
20.    Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties to this Agreement, with the full intent of releasing all claims. The parties acknowledge that:
(a)    They have read this Agreement;
(b)    They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
(c)    They understand the terms and consequences of this Agreement and of the releases it contains;
(d)    They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Juniper Networks, Inc.

Dated: __________, 2013	By ___________________________________________
Name:
Title:

___________, an individual

Dated: __________, 2013	______________________________________________